Exhibit 1

Cemex reports record First Quarter Net Income;

new CEO with strong commitment to bolster shareholder return

•	Net Income of US$734 million, reaching a recent record high.

•	2025 full-year EBITDA guidance confirmed.

•	Operational excellence, streamlined corporate transformation and disciplined capital allocation as key priorities to drive shareholder return.

Monterrey, Mexico. April 28, 2025 – Cemex reported its first-quarter results today as new CEO Jaime Muguiro outlined his vision for the company to the financial community for the first time. As he ushers the company into an era of sustainable and profitable growth, Muguiro’s focus lies on achieving operational excellence, increasing free cash flow and enhancing shareholder returns. The company’s growth strategy remains focused on accretive small to mid-size acquisitions in the U.S., with full commitment to disciplined capital allocation.

For the quarter, Cemex achieved a record Net Income of US$734 million. Net Sales stood at US$3,649 million, driven by higher consolidated prices, partially offsetting the effect from lower volumes in Mexico. EBITDA reached US$601 million, in line with expectations underlying full year 2025 EBITDA guidance, which remained unchanged.

Free cash flow from operations reflected typical seasonal working capital trends in the quarter. EBITDA Margin was supported by stronger pricing and reduced energy and freight costs, which helped offset lower volumes and weather-related maintenance activity.

“I am committed to providing the highest possible returns to our shareholders by being the best partner to our customers, having a laser-like focus on operational efficiency, and following a disciplined capital allocation strategy,” said Jaime Muguiro. “I am confident we have the right management team to accomplish this.”

Under Muguiro’s leadership, Cemex intends to use its previously announced “Project Cutting Edge” cost savings initiative, as the foundation to drive a streamlined organizational transformation, to simplify and empower regional operations and deliver profitable growth. Cemex is targeting recurrent yearly EBITDA savings of at least $150 million in 2025 and US$350 million by 2027.

Cemex’s Consolidated 2025 First Quarter Highlights (millions of US Dollars)

	January - March
	2025	2024	% var		l-t-l % var
Sales	3,649	3,942	(7%)		(1%)
Operating EBITDA	601	731	(18%)		(10%)
Operating EBITDA margin	16.5%	18.5%	(2.0	pp)
Controlling interest net income (loss)	734	254	189%

Regional 2025 First Quarter Highlights (millions of US Dollars)

	January - March
Mexico	2025	2024	% var		l-t-l % var
Sales	981	1,314	(25%)		(9%)
Operating EBITDA	308	420	(27%)		(10%)
Operating EBITDA margin	31.4%	31.9%	(0.5	pp)

United States
Sales	1,190	1,234	(4%)		(4%)
Operating EBITDA	190	237	(20%)		(20%)
Operating EBITDA margin	15.9%	19.2%	(3.3	pp)

Europe, Middle East and Africa
Sales	1,070	1,045	2%		5%
Operating EBITDA	117	83	40%		49%
Operating EBITDA margin	10.9%	8.0%	2.9	pp

South, Central America and the Caribbean
Sales	314	306	2%		5%
Operating EBITDA	61	63	(3%)		(2%)
Operating EBITDA margin	19.6%	20.7%	(1.1	pp)

Note: All references to EBITDA mean Operating EBITDA.

About Cemex

Cemex is a global construction materials company that is building a better future through sustainable products and solutions. Cemex is committed to achieving carbon neutrality through relentless innovation and industry-leading research and development. Cemex is at the forefront of the circular economy in the construction value chain and is pioneering ways to increase the use of waste and residues as alternative raw materials and fuels in its operations with the help of new technologies. Cemex offers cement, ready-mix concrete, aggregates, and urbanization solutions in growing markets around the world, powered by a multinational workforce focused on providing a superior customer experience enabled by digital technologies. For more information, please visit: www.cemex.com

Contact information

Analyst and Investor Relations - New York

Blake Haider

+1 (212) 317-6011

ir@cemex.com

Analyst and Investor Relations - Monterrey

Patricio Treviño Garza

+52 (81) 8888-4327

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

jorgeluis.perez@cemex.com

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Except as the context otherwise may require, references in this press release to “Cemex,” ”we,” ”us,” or ”our,” refer to Cemex, S.A.B. de C.V. and its consolidated subsidiaries. This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Cemex intends these forward-looking statements to be covered by the “safe harbor” provisions for forward-looking statements in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Cemex’s current expectations and projections about future events based on Cemex’s knowledge of present facts and circumstances and assumptions about future events, as well as Cemex’s current plans based on such facts and circumstances, unless otherwise indicated. These statements necessarily involve risks, uncertainties, and assumptions that could cause actual results to differ materially from Cemex’s expectations, including, among others, risks, uncertainties, assumptions, and other important factors discussed in Cemex’s most recent annual report and detailed from time to time in Cemex’s other filings with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference, which if materialized could ultimately lead to Cemex’s expectations and/or expected results not producing the expected benefits and/or results. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. The forward-looking statements and the information contained in this press release are made and stated as of the dates specified in this press release and are subject to change without notice, and except to the extent legally required, we expressly disclaim any obligation or undertaking to update or correct this press release or revise any forward-looking statements contained herein, whether to reflect new information, the occurrence of anticipated or unanticipated future events or circumstances, any change in our expectations regarding those forward-looking statements, any change in events, conditions, or circumstances on which any statement is based, or otherwise. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The content of this press release is for informational purposes only, and you should not construe any such information or other material as legal, tax, investment, financial, or other advice. All references to prices in this press release refer to Cemex’s prices for Cemex products and services. Unless otherwise specified, all references to records are internal records.

This press release and the documents referred to herein include certain non-International Financial Reporting Standards (“IFRS”) financial measures that differ from financial information presented by Cemex in accordance with IFRS in its financial statements and reports containing financial information. The aforementioned non-IFRS financial measures include “Operating EBITDA (operating earnings before other expenses, net plus depreciation and amortization)” and “Operating EBITDA Margin”. The closest IFRS financial measure to Operating EBITDA is “Operating earnings before other expenses, net”, as Operating EBITDA adds depreciation and amortization to the IFRS financial measure. Our Operating EBITDA Margin is calculated by dividing our Operating EBITDA for the period by our revenues as reported in our financial statements. We believe there is no close IFRS financial measure to compare Operating EBITDA Margin. These non-IFRS financial measures are designed to complement and should not be considered superior to financial measures calculated in accordance with IFRS. Although Operating EBITDA and Operating EBITDA Margin are not measures of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s management to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, our Operating EBITDA is a measure used by Cemex’s creditors to review our ability to internally fund capital expenditures, service or incur debt and comply with financial covenants under our financing agreements. Furthermore, Cemex’s management regularly reviews our Operating EBITDA Margin by reportable segment and on a consolidated basis as a measure of performance and profitability. These non-IFRS financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. Non-IFRS financial measures presented in the reports, presentations, and documents to be disclosed during Cemex’s first quarter 2025 results conference call and audio webcast presentation are being provided for informative purposes only and shall not be construed as investment, financial, or other advice.

There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a “green”, “social”, or “sustainable” or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as “green” “social”, or “sustainable” or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that such activities and/or reporting of those activities will meet any present or future expectations or requirements for describing or classifying funding and financing activities as “green”, “social”, or “sustainable” or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time.

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